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                                                                  EXHIBIT 10.36


                           MASTER SERVICES AGREEMENT

        This Master Agreement ("Agreement") made this 29th day of July, 2002 (the "Effective Date") by and between INTRABIOTICS PHARMACEUTICALS, INC., with its principal executive offices located at 1245 Terra Bella Avenue, Mountain View, CA 94043 ("Sponsor"), and PPD DEVELOPMENT, LP, with its principal executive offices located at 3151 South 17th Street, Wilmington, North Carolina 28412, USA, together with its affiliate company, PPD GLOBAL LTD, with offices located at Granta Park, Great Abington, Cambridge, CB1 6GQ, United Kingdom (collectively "PPD").

        WHEREAS, Sponsor is engaged in the development, manufacture, distribution, and sale of pharmaceutical products;

        WHEREAS, PPD is a contract research organization engaged in the business of managing clinical research programs;

        WHEREAS, Sponsor may wish to retain the services of PPD from time to time to perform clinical research services in connection with certain clinical research programs Sponsor is conducting as more fully set forth in various project specific addenda to be attached to this Agreement;

        WHEREAS, PPD is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and attached Project Addenda (defined below).

        NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.      PROJECT ADDENDA.

        In the event that the parties hereto shall reach agreement with respect to a particular clinical research program that Sponsor is conducting (individually, "Study"), the parties shall attach to this Agreement one or more project specific addendum for said Study (each such addendum, a "Project Addendum" and collectively, "Project Addenda"), which Project Addenda shall be incorporated herein by reference. The Project Addenda for a particular Study, along with this Agreement, shall collectively, independent from other Project Addenda, constitute the entire agreement for the specific Study. No Project Addendum shall be attached to this Agreement without first being executed by the parties hereto. To the extent any terms set forth in any Project Addendum shall conflict with, or create ambiguities with, the terms set forth in this Agreement, the terms of this Agreement shall control.

2.      SERVICES.

        2.1 - PPD hereby agrees to provide to Sponsor the services described in the services section of each Project Addendum attached to this Agreement (the "Services"). PPD shall use all reasonable efforts to perform the Services strictly in accordance with the applicable Study protocol ("Protocol") which shall be incorporated therein. Furthermore, in performing the Services, PPD shall comply with this Agreement, applicable Project Addenda, any written instructions of Sponsor, any standard operating procedures approved by Sponsor, relevant



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professional standards and all applicable supranational, national or local laws, rules and regulations, including, but not limited to, the United States Federal Food, Drug and Cosmetic Act, the regulations promulgated pursuant thereto, any non-U. S. equivalents thereof, and any successor laws, rules or regulations thereof.

        2.2 - In the event that PPD is requested or required to perform services beyond that which are specifically set forth in a Project Addendum, any such additional services and a compensation schedule therefor must be mutually agreed upon by the parties in writing prior to the provision of said services. Said mutually agreed upon writing shall be an amendment to the pertinent Project Addendum and the services set forth therein shall be deemed to be Services as the term is used in this Agreement.

        2.3. - In the event that Sponsor requests PPD to make and/or distribute copies of copyrighted materials such as journal articles or excerpts from publications, Sponsor agrees to pay the cost of any copyright fees incurred by PPD that are necessary for PPD to produce such copies, unless Sponsor provides a written representation and warranty that 1) Sponsor has paid any and all fees and costs associated with said copying and/or distribution of the material to be copied and or distributed; or 2) PPD is not required to pay a copyright fee to make copies or distribute the subject material. Sponsor hereby expressly agrees to indemnify PPD for any and all claims by third parties for damages, losses, and costs PPD suffers as a result of making and/or distributing copyrighted material specifically requested by Sponsor in writing.

        2.4 - For the avoidance of doubt, the parties understand and agree that enrollment rates set forth herein are good faith estimates only and PPD shall exercise all reasonable diligence to meet enrollment expectations.

        2.5 - If a change in the Study assumptions, organizational responsibilities and/or scope of Services occurs, PPD will promptly provide Sponsor with a written notice describing in detail the specific changes, the reason for such changes, and the effect on the original Study budget (the "Change Notice"). Upon, and subject to, Sponsor's written approval, the terms of the Change Notice shall be incorporated into a written amendment to the Agreement (the "Change Order") according to Section 19.

        2.6 - PPD shall verify that informed consent documents used for a particular Study include the human subject's express authorization for the disclosure by the applicable site/institution and the applicable principal investigator to Sponsor, Sponsor's employees, agents, independent contractors, including without limit PPD, of patient-identifiable information pursuant to the Health Insurance Portability and Accountability Act of 1996, and associated laws regulations, and guidelines (collectively "HIPAA").

3.      COMPENSATION AND PAYMENT.

        3.1 - Except as otherwise expressly provided in a payment schedule attached to an applicable Project Addendum, PPD shall submit to Sponsor an invoice describing the Services performed and, where applicable, costs incurred during a particular month on a monthly basis and Sponsor shall pay said invoices within thirty (30) days of receipt.



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        3.2 - In the event any Project Addendum, or this Agreement, is terminated pursuant to Section 4 of this Agreement, PPD shall be compensated for all fees and costs due pursuant to a Project Addendum at the date of termination as demonstrated in the applicable Project Addendum Payment Schedule. Furthermore, the parties shall use commercially reasonable efforts to minimize the cost of such wind-down. Additionally, PPD shall be reimbursed any and all uncancellable obligations as regards third parties. Any funds held by PPD which shall be shown by Sponsor to be unearned at the date of termination shall be returned to Sponsor within forty-five (45) days of Project Addendum Termination. Certain Services of PPD require greater utilization of resources at the outset such that compensation based on a percentage of milestones completed prior to PPD completing the full milestone would work to the detriment of PPD ("Special Services"). PPD shall indicate such Special Services on each Project Addendum. Accordingly, the Parties agree that in the event of early termination, compensation for partially completed milestones for Special Services shall be made on a time and materials basis.

        3.3 - In the event a Study is terminated early, in addition to any and all other compensation and reimbursement due under this Agreement, Sponsor shall pay to PPD an amount, as determined by PPD in good faith, to represent costs and expenses incurred as a result of said early termination, including by way of example but not limited to, unforeseen down time and reassignment of PPD dedicated Study personnel ("Termination Expenses"). Said Termination Expenses shall not exceed 5% of the total fees (excluding pass through expenses) PPD would have received pursuant to this Agreement had the Study continued full scope until completion.

        3.4 - In the event Sponsor requests PPD to begin providing Services for any Study prior to the execution of a Project Addendum or a letter of intent, Sponsor agrees that PPD shall be compensated on a time and material basis with monthly invoicing for Services performed in accordance with the PPD proposal for services which formed the basis of the award of the Study to PPD.

        3.5 - Payments to PPD shall be made to:

               PPD Development, LP
               P.O. Box 75468
               Charlotte, NC 28275-5468
               Tax ID# 74-2325267

        3.6 - Taxes (and any penalties thereon) imposed on any payment made by Sponsor to PPD shall be the responsibility of PPD.

4.      TERM AND TERMINATION.

        4.1 - The term of this Agreement shall commence as of the Effective Date and terminate as provided for in this Section 4. Project Addenda shall commence upon the date of complete execution by the parties and shall terminate upon the completion of Services unless earlier terminated in accordance with this
Section 4.



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        4.2 - Termination

        a) This Agreement or any Project Addendum may be terminated, with or without cause, by Sponsor upon thirty (30) days prior written notice to PPD.

        b) PPD may terminate this Agreement or any Project Addendum if Sponsor commits a material breach of its obligations under this Agreement or such Project Addendum, and Sponsor fails to remedy such breach within thirty (30) days of its receiving written notice of such breach from PPD.

        4.3 - The termination of this Agreement by either party shall automatically terminate any and all Project Addenda, unless otherwise agreed.

        4.4 - Upon termination of this Agreement or a Project Addendum pursuant to this Section 4, PPD shall cooperate with Sponsor to provide for an orderly wind-down of the Services provided by PPD hereunder. Furthermore, the parties shall use commercially reasonable efforts to minimize the cost of such wind-down.

        4.5 - The obligations of the parties contained in Sections 6, 7, 8, 9, 13, 15 and 22 hereof shall survive termination of this Agreement.

5.      PERSONNEL.

        5.1 - The Services with respect to each Study shall be performed by PPD under the direction of the person identified as the Project Manager in the applicable Project Addendum or such other person acceptable to Sponsor as PPD may from time to time designate the Project Manager, such Sponsor acceptance not to be unreasonably withheld.

        5.2 - PPD shall be obligated at all times to provide a sufficient number of trained clinical research personnel on a given Study to meet the demands of said Study.

        5.3 - PPD shall not subcontract or assign any Services under a Project Addendum without the prior written consent of Sponsor, such consent not to be unreasonably withheld.

        5.4 - During the period in which a particular Study is being conducted, neither party shall recruit, hire or employ any personnel of the other who is material to the performance of the particular Study without the prior written consent of the other party. The foregoing shall not preclude Sponsor from issuing and hiring individuals by general solicitations in newspaper and/or electronic media.

6.      CONFIDENTIALITY.

        6.1 As used in this Agreement (and subject to the limitations of Section 6.3), "Information" shall mean any confidential or proprietary information (a) obtained from Sponsor, (b) generated or created by PPD as a direct and sole result of performing the Services or as a deliverable under this Agreement or
(c) relating to Sponsor's study drug, exclusive of research methodologies developed by PPD and computer software and code developed by PPD. All Information shall be the confidential and exclusive property of Sponsor, and shall include without limitation any of Sponsor's Study protocols, Study data (including all Study records), inventions, trade secrets, ideas, patent applications, processes, formulae, compounds, cell lines,



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know-how, improvements, discoveries, developments, designs and techniques, information regarding plans for research development, present and future products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, investors and information regarding the skills and compensation of Sponsor's employees, whether disclosed in oral, written, graphic or electronic form.

        6.2 - PPD shall hold any Information in strict trust and confidence and shall not disclose any of the Information to any third party without first obtaining the written consent of Sponsor. PPD shall use any Information only to provide the Services, and PPD shall not use any Information for any other purpose without the prior written consent of Sponsor. In particular, PPD shall not (a) use Information for any purpose or in any manner that would constitute a violation of any laws or regulations of the United States, (b) file any patent application containing any claim the subject matter of which is derived from Information, or (c) retain, distribute or commercialize any Information, except to the extent necessary to perform the Services. Additionally, PPD shall not disclose any Information to any of its directors, officers, employees, agents, representatives and independent contractors (the "PPD Parties"), unless such PPD Parties have a need to know such information and, prior to any disclosure, such PPD Parties are bound by obligations of confidentiality and non-use at least restrictive as those found in this Agreement.

        6.3 - The above provisions of confidentiality shall not apply to that part of the Information which PPD is able to demonstrate by documentary evidence:

     a) was in PPD's possession prior to receipt from Sponsor or is developed independently from a Study and without access to Information;

     b) was in the public domain at the time of receipt from Sponsor;

     c) becomes part of the public domain through no fault of PPD or any PPD Party;

     d) is lawfully received by PPD from some third party having a right of further disclosure.

Furthermore, PPD may disclose Information to the extent, and to the persons and/or entities, required by governmental law, rule, regulation or order; provided, however, that PPD both (i) give prompt notice to Sponsor of the disclosure requirement and (ii) attempt to obtain any available limitation on or exemptions from such disclosure requirement.

        6.4 - PPD agrees that upon termination or expiration of this Agreement or, at Sponsor's request, PPD shall (and shall cause the PPD Parties to) return to Sponsor all parts of the Information provided by Sponsor in documentary form and return or destroy any copies thereof made by PPD or PPD Parties. Notwithstanding the foregoing, PPD may retain one copy of any such Information as is reasonably necessary for legal archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information.



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        6.5 - PPD acknowledges that disclosure or distribution of the
Information or use of the Information contrary to the terms of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy, and agrees that the provisions of this Agreement prohibiting disclosure or distribution of the Information or use contrary to the provisions hereof may be specifically enforced by a court of competent jurisdiction in addition to any and all other remedies available at law or in equity.

        6.6 - All Confidential Information containing personal data shall be handled, to the extent applicable, in accordance with all applicable law, including, but not limited to HIPAA and the European Data Protection Directive [EC/95/46].

7.      INTELLECTUAL PROPERTY.

        7.1 - General Principles. Except to the extent necessary for the performance of the Services and as otherwise provided in this Agreement, neither anything contained herein nor the delivery of any information to a party shall be deemed to grant the one party any right or licenses under any patents, patent applications, know-how, technology, inventions or other intellectual property rights of the other party. As used in this Agreement, "Inventions" shall mean any and all inventions, technology, discoveries, know-how or ideas, whether or not patentable, that are conceived, reduced to practice, made or developed as a result of performing Services under this Agreement.

        7.2 - Sponsor Inventions. PPD shall promptly notify Sponsor in writing of any and all Inventions (other than PPD Inventions) directly relating to Sponsor's Study drug or Protocol, including without limitation any improvement, modification or enhancement of the foregoing ("Sponsor Inventions"). PPD shall, and hereby does, assign to Sponsor all rights that PPD or any PPD Parties may have in any Sponsor Inventions. In addition, PPD shall assist Sponsor, at Sponsor's reasonable expense, in obtaining or extending protection for all Sponsor Inventions. PPD represents that it has and will continue to have agreements with the PPD Parties to effectuate the t s of this Section 7 and shall enforce such agreements to provide Sponsor with the benefit of this
Section 7.

        7.3 - PPD Inventions. It is acknowledged that PPD possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to, data processes, technology, means or know-how developed by PPD which relate to data collection or data management and laboratory analyses, analytical methods, procedures and techniques, computer technical expertise and software (including codes) which have been independently developed without the benefit of any information provided by Sponsor (collective, "PPD Inventions"). Sponsor and PPD agree that any PPD Property or improvements thereto are the sole and exclusive property of PPD, provided that, PPD hereby grants to Sponsor a worldwide, royalty-free, non-exclusive license, sublicensable to Sponsor's affiliates and development and/or commercialization partners (exclusive, however, of other clinical research organizations), to use such PPD Inventions internally solely for the purpose for which the PPD Invention was developed and on the data for which the PPD Invention was developed in the course of developing, making, having made, using, selling, offering for sale and importing products that are or include Sponsor's proprietary products.



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8.      PUBLICATION.

        PPD may not publish any articles or make any presentations relating to the Services or referring to data, information or materials generated as part of the Services, in whole or in part, without the prior written consent of Sponsor.

9.      INDEMNIFICATION / INSURANCE.

        9.1 - Sponsor shall indemnify, hold harmless and defend PPD and its employees, directors, agents and subcontractors (exclusive of clinical sites/ investigators) (the "PPD Parties") for any and all damages (specifically including any damages incurred by PPD as a result of indemnity obligations imposed upon PPD by contract between PPD and third party provider to a Study where such third party provider is approved by Sponsor), costs, expenses and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any claim, action or proceeding arising from this Agreement or PPD's performance of the Services (each a "Claim"), provided however, that Sponsor shall have no obligation hereunder with respect to any Claim to the extent such Claim arises from: (a) the negligence or intentional misconduct on the part of PPD or any PPD Party, (b) breach by PPD or any PPD Party of any of its obligations under this Agreement or (c) breach by PPD or any PPD Party of any applicable supranational, national or local law, rule or regulation.

        9.2 - PPD shall indemnify, hold harmless and defend Sponsor, its directors, officers, employees, agents and independent contractors (collectively, Sponsor Indemnitees") for any and all damages, costs, expenses and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any Claim to the extent such Claim arises from: (a) the negligence or intentional misconduct on the part of PPD or any PPD Party,
(b) breach by PPD or any PPD Party of any of its obligations under this Agreement or (c) breach by PPD or any PPD Party of any applicable supranational, national or local law, rule or regulation.

        9.3 - Any party liable to provide indemnification hereunder shall be entitled, at its option, to control the defense and settlement of any claim on which it is liable, provided that the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim as the disposition or settlement relates to the party being indemnified, provided, however, that no settlement shall be made that adversely affects the economic interests of the indemnified party without its prior, written approval. The indemnified party shall reasonably cooperate in the investigation, defense and settlement of any claim for which indemnification is sought hereunder and shall provide prompt notice of any such claim or reasonably expected claim to the indemnifying party. An indemnified party shall have the right to retain its own separate legal counsel at its own expense.

PPD hereby represents that it has in place, and shall maintain for the period of this Agreement, insurance in the following amounts:

General Liability - $1,000,000 each occurrence; $2,000,000 aggregate. Automobile Liability - $1,000,000 combined single limit.
Excess Liability - $25,000,000 each occurrence; $25,000,000 aggregate. Workers compensation as required by law
CRO Errors or Omissions Liability - $10,000,000 each occurrence; $10,000,000 aggregate.



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10.     INDEPENDENT CONTRACTOR RELATIONSHIP.

        The parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturer. Both parties agree that neither party shall have power or right to bind or obligate the other party, nor shall either hold itself out as having such authority.

11.     PUBLICITY.

        Except as required by law, neither party shall use the name of the other party nor of any employee of the other party in connection with any promotion or generation of future business without the prior written approval of the other party.

12.     FORCE MAJEURE.

        In the event either party shall be delayed or hindered in or prevented from the performance of any act required under this Agreement by reasons of acts of terrorism, earthquake, fire, restrictive government or judicial orders or decrees, riots, insurrection, war, Acts of God, inclement weather or other similar reason or a cause beyond such party's control, then performance of such act shall be excused for the period of such delay. Any timelines affected by such force majeure shall be extended for a period equal to that of the delay and any affected Study Budgets shall be adjusted to reflect costs increases resulting from force majeure. Notice of the start and stop of any such force majeure shall be provided to the other party.

13.     RECORD STORAGE.

        13.1 - During the term of this Agreement, PPD shall maintain all materials and all other data obtained or generated by PPD in the course of providing the Services hereunder, including all computerized records and files. PPD shall cooperate with any reasonable internal review or audit by Sponsor and/or any regulatory authority, and make available to Sponsor and/or any regulatory authority for examination and duplication, during normal business hours and at mutually agreeable times, all documentation, data and information relating to a Study.

        13.2 - Upon the expiration or termination of this Agreement, all materials and all other data and information obtained or generated by PPD in the course of providing the Services hereunder shall, at Sponsor's option, be (i) delivered to Sponsor at its expense and risk to its offices in Mountain View, California in such form as is then currently in the possession of PPD, (ii) retained by PPD for Sponsor for a period of two years, or (iii) disposed of as directed by written request of Sponsor, unless such materials are otherwise required to be stored or maintained by PPD under applicable law. If PPD is required by applicable law, or requested by Sponsor, to maintain and/or store such material for a period beyond two years after the termination or expiration of this Agreement, the parties shall mutually agree on PPD's compensation therefore. In no event shall PPD dispose of any materials or data or other information obtained or generated by PPD in the course of providing the Services hereunder without first giving Sponsor sixty (60) days prior written notice of its intent to dispose same. Notwithstanding the foregoing, PPD may retain one copy of any such materials, data and information as is reasonably necessary for legal archival purposes, all subject to the confidentiality obligations set forth in Section 6.



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14.     DEBARMENT.

        14.1 - PPD hereby certifies that neither it nor any PPD Party has been debarred or been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.), any equivalent law or regulation outside the U.S., or any successor law or regulation to the foregoing "Applicable Debarment Laws"). In the event that PPD or any of its officers, directors, or employees under contract to perform services under a Project Addendum with Sponsor becomes debarred or receives notice of action or threat of action with respect to its debarment, PPD shall notify Sponsor immediately.

        14.2 - PPD hereby certifies that it has not utilized, and will use its reasonable best efforts not to utilize, the services of any individual or entity in the performance of Services under this Agreement or any Project Addendum that has been debarred or that has been convicted of a crime which could lead to debarment under the Applicable Debarment Laws. In the event that PPD receives notice of the debarment or threatened debarment of any such individual or entity, PPD shall notify Sponsor immediately.

15.     NOTICES.

        Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally, or by fax (with proof of receipt), or five (5) days after the date postmarked if sent by registered or certified U.S. mail, return receipt requested, postage prepaid to the following address:

        If to PPD:           PPD Development, LP
                             3151 South 17th Street
                             Wilmington, North Carolina 28412
                             Attention: CEO
                             Tel: (910) 251-0081
                             Fax: (910) 762-5820

        If to Sponsor:       IntraBiotics Pharmaceuticals, Inc.
                             1245 Terra Bella Avenue
                             Mountain View, CA  94043
                             Attention: Henry Fuchs, M.D., President & COO
                             Telephone: (650) 526-6800
                             Facsimile: (650) 969-0663



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16.     SEVERANCE.

        If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be interpreted to provide a legal or enforceable result, but, if such is not possible, then such provision shall be removed, and the parties shall meet to create a new provision that comports with the parties' original intent. The validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties' original intent.

17.     WAIVER.

        Waiver or forbearance by either party, or the failure by either party to claim a breach of any provision of this Agreement or exercise any right or remedy provided by this Agreement or applicable law, shall not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof.

18.     CHANGES AND MODIFICATION.

        No Change Orders, modifications or amendments of this Agreement, or any Project Addendum shall be deemed effective unless in writing and executed by the parties hereto.

19.     ASSIGNMENT.

        This Agreement and any Project Addendum may not be assigned by either party without the prior written consent of the other party, provided, however, the parties may assign this Agreement or a Project Addendum to a successor to the party's business interests.

20.     DISPUTE RESOLUTION.

        In the event that any dispute arises hereunder or with respect to the Services to be provided as set forth herein, the parties agree that the applicable executives of each party shall promptly meet to discuss and attempt to resolve the dispute. If the parties are unable to resolve such dispute, then the parties are free to resolve such dispute in a court of competent jurisdiction.

21.     ENTIRE AGREEMENT.

        This Agreement, along with any applicable Project Addenda, represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral, regarding this subject matter.


               [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK.]



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        IN WITNESS THEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers as of the Effective Date.


PPD DEVELOPMENT, LP                        INTRABIOTICS PHARMACEUTICAL, INC.

BY: PPD GP, LLC
    ITS GENERAL PARTNER


By:   /s/ Paul S. Covington                By:   /s/ Ernest Mario
    ----------------------------------         ---------------------------------

Name:   Paul S. Covington, M.D.            Name:  Ernest Mario, Ph.D.
      --------------------------------           -------------------------------

Title:  Executive Vice President           Title:  Chairman & CEO
        of Development                            ------------------------------
       -------------------------------

Date:  1 August 2002                       Date:  July 29, 2002
      --------------------------------           -------------------------------



                                           By:   /s/ Henry Fuchs
                                               ---------------------------------


                                           Name:  Henry Fuchs, M.D.
                                                 -------------------------------


                                           Title:  President & COO
                                                  ------------------------------

                                           Date:  July 29, 2002
                                                 -------------------------------